VICTOR J. DZAU, M.D. AND DINA DUBLON ELECTED TO PEPSICO
BOARD OF DIRECTORS;

SOLOMON D. TRUJILLO, NEWLY APPOINTED CEO OF TELSTRA,
RESIGNS FROM BOARD

PURCHASE, N.Y., July 22, 2005 – PepsiCo announced the election of two new independent directors — Victor J. Dzau, M.D., and Dina Dublon — to its board of directors, following a board meeting today. Their appointments are effective immediately. PepsiCo also announced that its board had regretfully accepted the resignation of Solomon D. Trujillo, who recently was named CEO of Telstra Corporation, the Australian telecommunications and information services company. Mr. Trujillo will reside in Australia and the travel distance makes it impractical for his continued service on the board. His resignation from PepsiCo’s board and audit committee will be effective at the conclusion of the company’s September meeting.

PepsiCo Chairman and CEO Steve Reinemund commented on the new board members, saying, “Dr. Dzau’s election to our board brings insights from one of the world’s foremost authorities on health issues. Our commitment to health and wellness remains among PepsiCo’s top priorities, and Dr. Dzau’s medical expertise, coupled with his business acumen in running one of the nation’s leading academic medical enterprises, will greatly benefit our company.

“Dina Dublon brings deep expertise in financial management that will significantly enhance our capability in this vital area,” said Reinemund. “Her strong global perspective will also be invaluable to our board as PepsiCo continues to extend its reach to international markets, and looks for innovative ways to invest for growth.”

Commenting on Mr. Trujillo’s resignation, Reinemund said, “We are indebted to Sol for his five years of excellent service to PepsiCo. His counsel will be missed and his contributions will be felt for years to come. We wish Sol every continued success in his new role.”

Dr. Dzau’s and Ms. Dublon’s election to the board raises the number of PepsiCo directors to 14: 12 independent directors and two management directors – Mr. Reinemund and Indra Nooyi, PepsiCo’s president and chief financial officer. Dr. Dzau will become a member of PepsiCo’s nominating & corporate governance and compensation committees, while Ms. Dublon will join the audit committee and has been designated as an audit committee financial expert.

Dr. Dzau is currently chancellor for health affairs at Duke University, and president and CEO of the Duke University Health System, where he has responsibility for leading one of the country’s top academic medical enterprises. He began his career in medicine at Harvard University, and has held leadership positions at Stanford University Medical Center and Harvard Medical School, including chief of cardiology and chair of medicine.

In addition to caring for patients as a cardiologist, Dr. Dzau has made significant contributions to cardiovascular research. The author of 10 books and more than 225 articles on cardiovascular disease and related topics, he is regarded as a pioneer in the therapeutic management of congestive heart failure and hypertension, and currently has four National Institute of Health (NIH) grants supporting his efforts to develop gene and cell-based therapies for cardiovascular disease.

In addition to his service at Duke, Dr. Dzau is a member of the Institute of Medicine of the National Academy of Sciences, the Academia Sinica of China and the European Academy of Science and Arts.

Dina Dublon was, until October 2004, executive vice president and chief financial officer for JP Morgan Chase, the U.S.-based banking company with over $1 trillion in assets and operations in 50 countries.

Ms. Dublon was responsible for the company’s global financial management and reporting, related technology and operations, strategy and acquisitions, corporate treasury, investor relations and tax. She was integral to the structuring and negotiation of the mergers of Chemical Bank with Manufacturers Hanover, Chase, JP Morgan and Bank One. Ms. Dublon has also worked for the Harvard Business School and Bank Hapoalim in Israel.

Ms. Dublon is a Director of Microsoft Corporation and Accenture Ltd., and a Trustee of Carnegie Mellon University, as well as a board member of the Global Fund of Women, the Women’s Commission for Refugee Women & Children and WorldLinks.

About PepsiCo

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $29 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generates $1 billion or more in annual retail sales.

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